EXHIBIT 21.1

SUBSIDIARIES:

Texaurus Energy, Inc.

A Delaware corporation.

Texhoma Energy, Inc. is also registered as an extra provincial company under the Business Corporations Act of British Columbia, Canada.  We are currently taking actions to deregister the Company in British Columbia.